Exhibit 16.1

September 23, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of the Current Report on Form 8-K, dated September 23, 2003, of VCampus Corporation and are in agreement with the statements contained in paragraphs 1, 3, 4, 5 and 6 thereof.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP